Exhibit 4.54

1. Place and date of contract 29 March 2016	BIMCO TIME CHARTER PARTY FOR OFFSHORE SERVICE VESSELS CODE NAME: SUPPLYTIME 2005 PART I
2. Owners/Place of business (full style, address, e-mail and fax no.) DIANTHUS MARITME LTD AJELTAKE ROAD, AJELTAKE ISLAND, MAJURO MH96960 MARSHALL ISLANDS	3. Charterers/Place of business (full style, address, e-mail and fax no.) OCEAN RIG GLOBAL CHARTERING INC. AJELTAKE ROAD, AJELTAKE ISLAND, MAJURO 96960 MARSHALL ISLANDS
4. Vessel's name and IMO number (ANNEX A) CRESCENDO IMO 9651345	5. Date of delivery (Cl. 2(a) and (c)) MARCH 29 2016	6. Cancelling date (Cl. 2(a) and (c)) APRIL 15, 2016
7. Port or Place of delivery (Cl. 2(a)) LAS PALMAS-PIRAEUS RANGE	8. Port or place of redelivery/notice of redelivering (Cl. 2(d)) (i) Port or place of redelivery RIO DE JANEIRO-PIRAEUS RANGE (ii) Number of days' notice of redelivery THIRTY (30)
9. Period of hire (Cl. 1(a)) SIXTY (60) DAYS
10. Extension or period of hire (optional) (Cl. 1(b))
(i) Period of extension
FOUR (4) PERIODS OF SIXTY (60) DAYS IN CHARTERERS' OPTION
(ii) Advance notice for declaration of option (days)
THIRTY (30) DAYS

11. Automatic extension period to complete voyage or well (Cl. 1(c)) (i) Voyage or well (state which) SEVEN (7) DAYS (ii) Maximum extension period (state number of days) SEVEN (7) DAYS	12. Mobilisation charge (Cl. 2(b)(i)) (i) Lump sum BALLAST BONUS USD 150,000 (ii) When due WITHIN TWO (2) BUSINESS DAYS FROM DELIVERY
13. Early termination of charter (state amount of hire payable) (Cl. 31(a)) (i) State yes, if applicable (ii) If yes, state amount of hire payable	14. Number of days' notice of early termination (Cl. 31(a))	15. Demobilisation charge (lump sum) (Cl. 2(e) and (Cl. 31(a)) NONE
16. Area of operation (Cl. 6(a)) WORLDWIDE WITHIN INSTITUTE LIMITS EXCLUDING EU, US SANCTIONED COUNTRIES	17. Employment of vessel restricted to (state nature of service(s)) (Cl. 6(a)) OFFSHORE SERVICES AND TRANSPORT OF EQUIPMENT
18. Specialist operations (Cl. 6(a)) (i) State if vessel may be used for ROV operations N/A (ii) State if vessel may be employed as a diving platform N/A
19. Bunkers (Cl. 10)
(i) Quantity of bunkers on delivery and redelivery
MGO 230 MT (LOW SULFUR 0,1%)
(ii) Price of bunkers on delivery
USD 384 / MT
(iii) Price for bunkers on redelivery

(iv) Fuel specifications and grades for fuel supplied by Charterers
MGO, LOW SULFUR (0,1%)

20. Charter hire (state rate and currency) (Cl. 12(a), (d) and (e)) USD 10,000 GROSS/DAY INCL. 1,25% COMM TO TMS OFFSHORE SERVICES LTD, PLUS USD 200 COMMUNICATION MONTHLY.	21. Extension hire (if agreed, state rate) (Cl. 12(b)) SAME AS BOX 20
22. Invoicing for hire and other payments (Cl. 12(d))
(i) State whether to be issued in advance or arrears
FIFTEEN (15) DAYS IN ARREARS
(ii) State by whom to be issued if other than the party stated in Box 2

(iii) State to whom to be issued if addressee other than stated in Box 3

23. Payments (state mode and place of payment; also state beneficiary and bank account) (Cl. 12(e))
TMS OFFSHORE SERVICES LTD USD NORDEA BANK AB LONDON BRANCH, 6TH FLOOR, 5 ALDERMANBORY SQUARE, LONDON EC2V7AZ
SWIFT: NDEAGB2L
ACCOUNT NO.: 46510302
IBAN: GB11 NDEA 404878465510302
IN FAVOR OF: TMS OFFSHORE SERVICES LTD.

(continued)	Supplytime 2005 Time Charter Party for Offshore Service Vessels	PART I

24. Payment of hire, bunker invoices and disbursements for Charterers' account (state maximum number of days) (Cl. 12(e)) TWO (2) BUSINESS DAYS		25. Interest rate payable (Cl. 12(e)) 2%	26. Maximum audit period (Cl. 12(g))
27. Meals (state rate agreed) (Cl. 6(c)(i)) USD 25/PERSON/DAY	28. Accommodation (state rate agreed) (Cl. 6(c)(i))	29. Sublet (state amount of daily increment of charter hire) (Cl. 20)
30. War Cancelation (indicate countries agreed) (Cl. 23)
31. General Average (Place of settlement – only to be filled in if other than London) (Cl. 26)
32. Taxes (Payable by Owners) (Cl. 30)
33. Breakdown (State period) (Cl. 31(b)(v)) FIFTEEN (15) DAYS
34. Dispute resolution (state (a), (b) or (c) of Cl. 34, as agreed; if (c) agreed also state Place of Arbitration) (Cl. 34) London a
35. Numbers of additional clauses covering special provisions, if agreed.

It is mutually agreed that this Contract shall be performed subject to the conditions contained in the Charter consisting of PART I, including additional clauses, if any agreed and stated in Box 35, and PART II as well as ANNEX "A" and ANNEX "B" as annexed to this Charter.  In the event of a conflict of conditions, the provisions of PART I shall prevail over those of PART II and ANNEX "A" and ANNEX "B" to the extent of such conflict but no further.
Signature (Owners) MR. PROKOPIOS TSIRIGAKIS /s/ Prokopios Tsirigakis	Signature (Charterers) MR. JOSSELIN GERE /s/ Josselin Gere

PART II
 SUPPLYTIME 2005 Time Charter Party for Offshore Service Vessels
Definitions
"Owners" shall mean the party voted in Box 2
"Charterers" shall mean the party stated in Box 3
"Vessel" shall mean the vessel named n Box 4 and with particulars stated in ANNEX "A"
"Well" shall mean the time required to drill, test, compete and/or abandon a single borehole including any side-track thereof.
"Offshore Unit" shall mean any vessel, offshore installation, structure and/or mobile unit used in offshore exploration, construction, pipe-laying or repair, exploitation or production.
"Employees" shall mean employees, directors, officers, servants, agents or invitees.
1.          Charter Period
(a)          The Owners let and the Charterers hire the Vessel for the period as stated in Box 9 from the time the Vessel is delivered to the Charterers.
(b)          Subject to Clause 12(b), the Charterers have the option to extend the Charter Period in direct continuation for the period stated in Box 10(i), but such an option must be declared in accordance with Box 10(ii).
(c)          The Charter Period shall automatically be extended for the time required to complete the voyage or well (whichever is stated in Box 11(i) in progress, such time not to exceed the period stated, in Box 11(ii).
2.          Delivery and Redelivery
(a)          Delivery. - Subject to Clause 2(b), the Vessel shall be delivered by the Owners free of cargo ~~and with clean tanks~~ at any time between the date stated in Box 5 and the date stated in Box 6 at the port or place stated in Box 7 where the Vessel can safely lie always afloat.
(b)          Mobilisation. -
(i)	The Charterers shall pay a lump sum mobilisation charge as stated in Box 12 without discount.
~~(ii)~~
~~Should the owners agree to the Vessel loading and transporting cargo and/or undertaking any other service to the Charterers en route to the port of delivery or from the port of redelivery, then all terms and conditions of this Charter Party shall apply to such loading and transporting and/or other service exactly as if performed during the Charter Period excepting only that any lump sum freight agreed in respect thereof shall be payable and earned on shipment or commencement of the service as the case may be, the Vessel and/or goods lost or not lost.~~

(c)          Cancelling. - If the Vessel is not delivered by midnight local time on the cancelling date stated in Box 6, the Charterers shall be entitled to cancel this Charter Party. However, if the Owners will be unable to deliver the Vessel by the canceling date, they may give notice in writing to the Charterers at any time prior to the delivery date as stated in Box 5 and shall state in such notice the date by which they will be able to deliver the Vessel. The Charterers may within 24 hours of receipt of such notice give notice in writing to the Owners cancelling this Charter Party. If the Charterers do not give such notice, then the later date specified in the Owners' notice shall be substituted for the cancelling date for all the purposes of this Charter Party. In the event the Charterers cancel the Charter Party, it shall terminate on terms that neither party shall be liable to the other for any losses incurred by reason of the non-delivery of the Vessel or the cancellation of the Charter Party.
(d)          Redelivery. - The Vessel shall be redelivered on the expiration or earlier termination of this Charter Party free of cargo ~~and with clean tanks~~ at the port or place as stated in Box 8(i) or such other port or place as may be mutually agreed. The Charterers shall give not less than the number of days notice in writing of their intention to redeliver the Vessel, as stated in Box 8(ii).
(e)          Demobilisation. - The Charterers shall pay a lump sum demobilisation charge without discount in the amount as stated in Box 15 which amount shall be paid on the expiration or on earlier termination of this Charter Party.
3.          Condition of Vessel
(a)          The Owners undertake that at the date of delivery under this Charter Party the Vessel shall be of the description and Class as specified in ANNEX "A", attached hereto, and in a thoroughly efficient state of hull and machinery.
(b)          The Owners shall exercise due diligence to maintain the Vessel in such Class and in every way fit for the service stated in Clause 6 throughout the period of this Charter Party.
4.          Structural Alterations and Additional Equipment
The Charterers shall, at their expense, have the option of making structural alterations to the Vessel or installing additional equipment with the written consent of the Owners, which shall not be unreasonably withheld.  Unless otherwise agreed, the Vessel is to be redelivered reinstated, at the Charterers' expense, to her original condition. The Vessel is to remain on hire during any period of these alterations or reinstatement. The Charterers shall at all times be responsible for repair and maintenance of any such alteration or additional equipment. However, the Owners may, upon giving notice, undertake any such repair and maintenance at the Charterers' expense, when necessary for the safe and efficient performance of the Vessel.
5.          Survey
The Owners and the Charterers shall jointly appoint an independent surveyor for the purpose of determining and agreeing in writing, the condition of the Vessel, any anchor handling and towing equipment specified in ANNEX "A", and the quality and quantity of fuel, lubricants and water at the time of delivery and redelivery hereunder. The Owners and the Charterers shall jointly share the time and expense of such surveys.
6.          Employment and Area of Operation
(a)          The Vessel shall be employed in offshore activities which are lawful in accordance with the law of the place or the Vessel's flag and/or registration and of the place of operation. Such activities shall be restricted to the service(s) as stated in Box 17, and to voyages between any good and safe port or place and any place or offshore unit where the Vessel can safely lie always afloat within the Area of Operation as stated in Box 16 which shall always be within International Navigation Limits and which shall in no circumstances be exceeded without prior agreement and adjustment of the Hire and in accordance with such other terms as appropriate to be agreed; provided always that the Charterers do not warrant the safety of any such port or place or offshore unit but shall exercise due diligence in issuing their orders to the Vessel as if the Vessel were their own property and having regard to her capabilities and the nature of her employment.
Unless otherwise stated in Box 18(i), the Charterers shall not have the right to use the Vessel for ROV operations. Unless otherwise stated in Box 18(i), the Vessel shall not be employed as a diving platform.

PART II
 SUPPLYTIME 2005 Time Charter Party for Offshore Service Vessels
(b)          Relevant permission and licenses from responsible authorities for the Vessel to enter, work in and leave the Area of Operation shall be obtained by the Charterers and the Owners shall assist, if necessary, in every way possible to secure such permission and licenses.
(c)          The Vessel's Space. - The whole reach and burden and decks of the Vessel shall throughout the Charter Period be at the Charterers' disposal reserving proper and sufficient space for the Vessel's Master, Officers, Crew, tackle, apparel, furniture, provisions and stores.  The Charterers shall be entitled to carry, so far as space is available and for their purposes in connection with their operations:
(i)
Persons other than crew members, other than fare paying, and for such purposes to make use of the Vessel's available accommodation not being used on the voyage by the Vessel's Crew. The Owners shall provide suitable provisions and requisites for such persons for which the Charterers shall pay at the rate as stated in Box 27 per meal and at the rate as stated in Box 28 per day for the provision of bedding and services for persons using berth accommodation.

(ii)	Lawful cargo whether carried on or under deck.
~~(iii)~~
~~Explosives and dangerous cargo whether in bulk or packaged, provided proper notification has been given and such cargo is marked and packed in accordance with the national regulations of the Vessel and/or the International Maritime Dangerous Goods Code and/or other pertinent regulations. Failing such proper notification, marking or packing the Charterers shall indemnify the Owners in respect of any loss, damage or liability whatsoever arising therefrom.  The Charterers accept responsibility for any additional expenses (including reinstatement expenses) incurred by the Owners in relation to the carriage of explosives and dangerous cargo.~~

~~(iv)~~	~~Hazardous or noxious substances, subject to Clause 14(f), proper notification and any pertinent regulations.~~
(d)          Laying-up of Vessel. - The Charterers shall have the option of laying up the vessel at an agreed safe port or place for all or any portion of the Charter Period in which case the Hire hereunder shall continue to be paid but, if the period of such lay-up exceeds 30 consecutive days, there shall be credited against such Hire the amount which the Owners shall reasonably have saved by way of reduction in expenses and overheads as a result of the lay-up of the Vessel.
7.          Master and Crew
(a)
(i) The Master shall carry out his duties promptly and the Vessel shall render all reasonable services within her capabilities by day and by night and at such times and on such schedules as the Charterers may reasonably require without any obligations of the Charterers to pay to the Owners or the Master, Officers or the Crew of the Vessel any excess or overtime payments. The Charterers shall furnish the Master with all instructions and sailing directions and the Master and Engineer shall keep full and correct logs accessible to the Charterers or their agents.

(ii) (1) No Bills of Lading shall be issued for shipments under this Charter Party.
(2) The Master shall sign cargo documents as directed by the Charterers in the form of receipts that are non-negotiable documents and which are clearly marked as such.
(3) The Charterers shall indemnify the Owners against all liabilities that may arise from the signing of such cargo documents in accordance with the directions of the Charterers to the extent that the terms of such cargo documents impose more onerous liabilities than those assumed by the Owners under the terms of this Charter Party.
(b)          The Vessel's Crew if required by Charterers will connect and disconnect electric cables, fuel, water and pneumatic hoses when placed on board the Vessel in port as well as alongside the offshore units; will operate the machinery on board the Vessel for loading and unloading cargoes; and will hook and unhook cargo on board the Vessel when loading or discharging alongside offshore units. If the port regulations or the seamen and/or labour unions do not permit the Crew of the Vessel to carry out any of this work, then the Charterers shall make, at their own expense, whatever other arrangements may be necessary, always under the direction of the Master.
(c)          If the Charterers have reason to be dissatisfied with the conduct of the Master or any Officer or member of the Crew, the Owners on receiving particulars of the complaint shall promptly investigate the matter and if the complaint proves to be well founded, the Owners shall as soon as reasonably possible make appropriate changes in the appointment.
(d)          The entire operation, navigation, and management of the Vessel shall be in the exclusive control and command of the Owners; their Master, Officers and Crew. The Vessel will be operated and the services hereunder will be rendered as requested by the Charterers, subject always to the exclusive right of the Owners or the Master of the Vessel to determine whether operation of the Vessel may be safely undertaken. In the performance of the Charter Party, the Owners are deemed to be an independent contractor, the Charterers being concerned only with the results of the services performed.
8.          Owners to Provide
(a)          The Owners shall provide and pay for all provisions, wages and all other expenses of the Master, Officers and Crew; all maintenance and repair of the Vessel's hull, machinery and equipment as specified in ANNEX "A", also, except as otherwise provided in this Charter Party, for all insurances on the Vessel, all dues and charges directly related to the Vessel's flag and/or registration, all deck, cabin and engineroom stores, cordage required for ordinary ship's purposes mooring alongside in harbour, and all fumigation expenses and de-ratisation. The Owners' obligations under this Clause extend to cover all liabilities for consular charges appertaining to the Master, Officers and Crew, customs or import duties arising at any time during the performance of this Charter Party in relation to the personal effects of the Master, Officers and Crew, and in relation to the stores, provisions and other matters as aforesaid which the Owners are to provide and/or pay for and the Owners shall refund to the Charterers any sums they or their agents may have paid or been compelled to pay in respect of such liability.
(b)          On delivery the vessel shall be equipped, if appropriate, at the Owner's expense with any towing and anchor handing equipment specified in ANNEX "A".
9.          Charterers to Provide
(a)          While the Vessel is on hire the Charterers shall

PART II
 SUPPLYTIME 2005 Time Charter Party for Offshore Service Vessels
provide and pay for all fuel, lubricants, water, dispersants, firefighting foam and transport thereof, port charges, pilotage and boatmen and canal steersmen (whether compulsory or not), launch hire (unless incurred in connection with the Owners' business), light dues, tug assistance, canal, dock, harbour, tonnage and other dues and charges, agencies and commissions incurred on the Charterers' business, costs for security or other watchmen, and of quarantine (if occasioned by the nature of the cargo carried or the ports visited whilst employed under this Charter Party but not otherwise).
(b)          At all times the Charterers shall provide and pay for the loading and unloading of cargoes so far as not done by the Vessel's crew, cleaning of cargo tanks, all necessary dunnage, uprights and shoring equipment for securing deck cargo, all cordage except as to be provided by the Owners, all ropes, slings and special runners (including bulk cargo discharge hoses) actually used for loading and discharging, inert gas required for the protection of cargo, and electrodes used for offshore works, and shall reimburse the Owners for the actual cost of replacement of special mooring lines to offshore units, wires, nylon spring lines etc. used for offshore works, all hose connections and adaptors, and further, shall refill oxygen/acetylene bottles used for offshore works.
(c)          Upon entering into this Charter Party or in any event no later than the time of delivery of the Vessel the Charterers shall provide the Owners with copies of any operational plans or documents which are necessary for the safe and efficient operation of the Vessel. All documents received by the Owners shall be returned to the Charterers on redelivery.
(d)          The Charterers shall pay for customs duties, all permits, import duties (including costs involved in establishing temporary or permanent importation bonds), and clearance expenses, both for the Vessel and/or equipment, required for or arising out of this Charter Party.
(e)          The Charterers shall pay for any replacement of any anchor handling/towing/lifting wires and accessories which have been placed on board by the Owners or the Charterers, should such equipment be lost, damaged or become unserviceable, other than as a result of the Owners' negligence.
(f)          The charterers shall pay for any fines, taxes or imposts levied in the event that contraband and/or unmanifested drugs and/or cargoes are found to have been shipped as part of the cargo and/or in containers on board. The Vessel shall remain on hire during any time lost as a result thereof. However, if it is established that the Master, Officers and/or Crew are involved in smuggling then any financial security required shall be provided by the Owners.
10.          Bunkers
(a)          Quantity at Delivery/Redelivery.- The Vessel shall be delivered with at least the quantity of fuel as stated in Box 19(i) and the Vessel shall be redelivered with about the same quantity as on delivery, provided always that the quantity of fuels at redelivery is at least sufficient to allow the Vessel so safely reach the nearest port at which fuels of the required type or better are available.
(b)          Purchase Price. - The Charterers shall purchase the fuels on board at delivery at the price prevailing at the time and port of delivery unless otherwise stated in Box 19(ii) and the Owners shall purchase the fuels on board at redelivery at the price prevailing at the time ~~and port of redelivery unless otherwise stated in Box 19(iii). The Charterers shall purchase the lubricants on board at delivery at the list price and the Owners shall purchase the lubricants on board at redelivery at the list price.~~
(c)          Bunkering. - The Charterers shall supply fuel of the specifications and grades stated in Box 19(iv). The fuels shall be a stable and homogeneous nature and unless otherwise agreed in writing, shall comply with ISO standard 8217:1996 or any subsequent amendments thereof as well as with the relevant provisions of MARPOL. The Chief Engineer shall co-operate with the Charterers' bunkering agents and fuel suppliers and comply with their requirements during bunkering, including but not limited to checking, verifying and acknowledging sampling, reading or soundings, meters, etc. before, during and/or after delivery of fuels.  During delivery four representative samples of all fuels shall be taken at a point as close as possible to the Vessel's bunker manifold. The samples shall be labeled and sealed and signed by suppliers, Chief Engineer and the Charterers or their agents. Two samples shall be retained by the suppliers and one each by the Vessel and the Charterers. If any claim should arise in respect of the quality or specification or grades of the fuels suppled, the samples of the fuels retained as aforesaid shall be analysed by a qualified and independent laboratory.
(d)          Liability. - The Charterers shall be liable for any loss or damage to the Owners caused by the supply of unsuitable fuels which do not comply with the specifications and grades set out in Box 19(iv) and the Owners shall not be held liable for any reduction in the Vessel's speed performance and/or increased bunker consumption nor for any time lost and any other consequences arising as a result of such supply.
11.          BIMCO ISPS/MTSA Clause for Time Charter Parties
(a)
(i) The Owners shall comply with the requirements of the International Code for the Security of Ships and of Port Facilities and the relevant amendments to Chapter XI of SOLAS (ISPS Code) relating to the Vessel and "the Company" (as defined by the ISPS Code). If trading to or from the United States or passing through United States waters, the Owners shall also comply with the requirements of the US Maritime Transportation Security Act 2002 (MTSA) relating to the Vessel and the "Owner" (as defined by the MTSA).

(ii)
Upon request the Owners shall provide a copy of the relevant International Ship Security Certificate (or the Interim International Ship Security Certificate) to the Charterers. The Owners shall provide the Charterers with the full style contact details of the Company Security Officer (CSO).

(iii)
Except as otherwise provided in this Charter Party, loss, damages, expense or delay (excluding consequential loss, damages, expense or delay) caused by failure on the part of the Owners or "the Company"/"Owner" to comply with the requirements of the ISPS Code/MTSA or this Clause shall be for the Owners' account.

(b)
(i) The Charterers shall provide the Owners and the Master with their full style contact details and, upon request, any other information the Owners require to comply with the ISPS Code/MTSA. Furthermore, the Charterers shall ensure that all sub-charter parties they enter into during the period of this Charter Party contain the following provision:

PART II
 SUPPLYTIME 2005 Time Charter Party for Offshore Service Vessels
"The Charterers shall provide the Owners with their full style contact details and, where subletting is permitted under the terms of the charter party, shall ensure that the contact details of all sub-charterers are likewise provided to the Owners".
(ii)
Except as otherwise provided in this Charter Party, loss, damages, expense or delay (excluding consequential loss, damages, expense or delay) caused by failure on the part of the Charterers to comply with this Clause shall be for the Charterers account.

(c)
Notwithstanding anything else contained in this Charter Party all delay, costs or expenses whatsoever arising out of or related to security regulations or measures required by the port facility or any relevant authority in accordance with the ISPS Code/MTSA including, but not limited to, security guards, launch services, tug escorts, port security fees or taxes and inspections, shall be for the Charterers' account, unless such costs or expenses result solely from the Owners' negligence. All measures required by the Owners to comply with the Ship Security Plan shall be for the Owners' account.

(d)	If either party makes any payment which is for the other party's account according to this Clause, the other party shall indemnify the paying party.
12.         Hire and Payments
(a)          Hire. - The Charterers shall pay Hire for the Vessel at the rate stated in Box 20 per day or pro rata for part thereof from the time that the Vessel is delivered to the Charterers until the expiration or earlier termination of this Charter Party.
(b)          Extension Hire. - If the option to extend the Charter Period under Clause 1(b) is exercised, Hire for such extension shall, unless stated in Box 21, be agreed between the Owners and the Charterers. Should the parties fail to reach an agreement then the Charterers' shall not have the option to extend the Charter Period.
(c)          Adjustment of Hire. - The rate of hire shall be adjusted to reflect documented changes, after the date of entering into the Charter Party or the date of commencement of employment, whichever is earlier, in the Owners' costs arising from changes in the Charterers requirements, or regulations governing the Vessel and/or its Crew or this Charter Party or the application thereof.
(d)          Invoicing. - All invoices shall be issued in the contract currency stated in Box 20, in respect of reimbursable expenses incurred in currencies other than the contract currency, the rate of exchange into the contract currency shall be that quoted by the Central Bank of the country of such other currency as at the date of the Owners' invoice. Invoices covering Hire and any other payments due shall be issued ~~monthly~~ every 15 days arrears as stated in Box 22(i) or at the expiration or earlier termination of this Charter Party. Notwithstanding the foregoing, bunkers and lubricants on board at delivery shall be invoiced at the time of delivery.
(e)          Payments. - Payments of Hire, bunker invoices and disbursements for the Charterers' account shall be received within the number of days stated in Box 24 from the date of receipt of the invoice. Payment shall be made in the currency stated in Box 20 in full without discount to the account stated in Box 23.
However, any advances for disbursements made on behalf of and approved by the Owners may be deducted from Hire due.
If payment is not received by the Owners within 5 banking days following the due date the Owners are entitled to charge interest at the rate stated in Box 25 on the amount outstanding from and including the due date until payment is received.
Where an invoice is disputed, the Charterers shall notify the Owners before the due date and in any event pay the undisputed portion of the invoice but shall be entitled to withhold payment of the disputed portion provided that such portion is reasonably disputed and the Charterers specify such reason. Interest will be chargeable at the rate stated in Box 25 on such disputed amounts where resolved in favour of the Owners. Should the Owners prove the validity of the disputed portion of the Invoice, balance payment shall be received by the Owners within 5 banking days after the dispute is resolved. Should the Charterer's claim be valid, a corrected invoice shall be issued by the Owners.
(f)
(i) Where there is a failure to pay Hire by the due date, the Owners shall notify the Charterers in writing of such failure and further may also suspend the performance of any or all of their obligations under this Charter Party until such time as all the Hire due to the Owners under this Charter Party has been received by the Owners.  Throughout any period of suspended performance under this Clause, the Vessel is to be and shall remain on Hire.  The Owners' right to suspend performance under this Clause shall be without prejudice to any other rights they may have under this Charter Party.

(ii)
If after 5 days of the written notification referred to in Clause 12(f)(i) the Hire has still not been received the Owners may at any time while Hire remains outstanding withdraw the Vessel from the Charter Party.  The right to withdraw is to be exercised promptly and in writing and is not dependent upon the Owners first exercising the right to suspend performance of their obligations under the Charter Party pursuant to Clause 12(f)(i) above. The receipt by the Owners of a payment from the Charterers after the five day period referred to above has expired but prior to the notice of withdrawal shall not be deemed a waiver of the Owners' right to cancel the Charter Party.

(iii)
Where the Owners choose not to exercise any of the rights afforded to them by this Clause in respect of any particular late payment of Hire, or a series of late payments of Hire, under the Charter Party, this shall not be construed as a waiver of their right either to suspend performance under Clause 12(f)(i) or to withdraw the Vessel from the Charter Party under Clause 12(f)(ii) in respect of any subsequent late payment under this Charter Party.

(iv)
The Charterers shall indemnify the Owners in respect of any liabilities incurred by the Owners under the Bill of Lading or any other contract of carriage as a consequence of the Owners' proper suspension of and/or withdrawal from any or all of their obligations under this Charter Party.

(g)          Audit. - The Charterers shall have the right to appoint an independent chartered accountant to audit the Owners' books directly related to work performed under this Charter Party at any time after the conclusion of the Charter Party, up to the expiry of the period stated in Box 26, to determine the validity of the Owners' charges hereunder. The Owners undertake to make their records available for such purposes at their

PART II
 SUPPLYTIME 2005 Time Charter Party for Offshore Service Vessels
principal place of business during normal working hours. Any discrepancies discovered in payments made shall be promptly resolved by invoice or credit as appropriate.
13.          Suspension of Hire
(a)          If as a result of any deficiency of Crew or of the Owners' stores, strike of Master, Officers and Crew, breakdown of machinery, damage to hull or other accidents to the Vessel, the Vessel is prevented from working, no Hire shall be payable in respect of any time lost and any Hire paid in advance shall be adjusted accordingly provided always however that Hire shall not cease in the event of the Vessel bring prevented from working as aforesaid as a result of:
(i)	the carriage of cargo as noted in Clause 6(c)(iii) and (iv);
(ii)
quarantine or risk of quarantine unless caused by the Master, Officers or Crew having communication with the shore at any infected area not in connection with the employment of the Vessel without the consent or the instructions of the Charterers;

(iii)	deviation from her Charter Party duties or exposure to abnormal risks at the request of the Charterers;
(iv)
detention in consequence of being driven into port or to anchorage through stress of weather or trading to shallow harbours or to river or ports with bars or suffering an accident to her cargo, when the expenses resulting from such detention shall be for the Charterers' account howsoever incurred;

(v)	detention or damage by ice;
(vi)	any act or omission of the Charterers, their servants or agents.
(b)          Liability for Vessel not Working. – The Owners' liability for any loss, damage or delay sustained by the Charterers as a result of the Vessel being prevented from working by any cause whatsoever shall be limited to suspension of hire, except as provided in Clause 11(a)(iii).
(c)          Maintenance and Drydocking. – Notwithstanding Clause 13(a), the Charterers shall grant the Owners a maximum of 24 hours on hire, which shall be cumulative, per month or pro rata for part of a month from the commencement of the Charter Period for maintenance and repairs including drydocking ~~(hereinafter referred to as "maintenance allowance"). The Vessel shall be drydocked at regular intervals. The Charterers shall place the Vessel at the Owners' disposal clean of cargo, at a port (to be nominated by the Owners at a later date) having facilities suitable to the Owners for the purposes of such drydocking.~~ During reasonable voyage time taken in transits between such port and Area of Operation the Vessel shall be on hire and such time shall not be counted against the accumulated maintenance allowance. Hire shall be suspended during any time taken in maintenance repairs and drydocking in excess of the accumulated maintenance allowance.
In the event of less time being taken by the Owners for repairs and drydocking or, alternatively, the Charterers not making the Vessel available for all or part of this time, the Charterers shall, upon expiration or earlier termination of the Charter Party, pay the equivalent of the daily rate of Hire then prevailing in addition to Hire otherwise due under this Charter Party in respect of all such time not so taken or made available.
Upon commencement of the Charter Period, the Owners agree to furnish the Charterers with the Owners' proposed drydocking schedule and the Charterers agree to make every reasonable effort to assist the Owners in adhering to such predetermined drydocking schedule for the Vessel.
14.          Liabilities and Indemnities
(a)          Definitions
For the purpose of this Clause "Owners' Group" shall mean: the Owners, and their contractors and subcontractors, and Employees of any of the foregoing. For the purpose of this Clause "Charterers' Group" shall mean: the Charterers, and their contractors, sub-contractors, co-venturers and customers (having a contractual relationship with the Charterers, always with respect to the job or project on which the Vessel is employed), and Employees of any of the foregoing.
(b)          Knock for Knock
(i)
Owners. - Notwithstanding anything else contained in this Charter Party excepting Clauses 6(c)(iii), 9(b), 9(e), 9(f), 10(d), 11, 12(f)(iv), 14(d), 15(b), 18(c), 26 and 27, the Charterers shall not be responsible for loss of or damage to the property of any member of the Owners' Group, including the Vessel, or for personal injury or death of any member of the Owners' Group arising out of or in any way connected with the performance of this Charter Party, even if such loss, damage, injury or death is caused wholly or partially by the act, neglect, or default of the Charterers' Group, and even if such loss, damage, injury or death is caused wholly or partially by unseaworthiness of any vessel; and the Owners shall indemnify, protect, defend and hold harmless the Charterers from any and against all claims, costs, expenses, actions, proceedings, suits, demands and liabilities whatsoever arising out of or in connection with such loss, damage, personal injury or death.

(ii)
Charterers. - Notwithstanding anything else contained in this Charter Party excepting Clause 11, 15(a), 16 and 26, the Owners shall not be responsible for loss of, damage to, or any liability arising out of anything towed by the Vessel, any cargo laden upon or carried by the Vessel or her tow, the property of any member of the Charterers' Group, whether owned or chartered, including their Offshore Units, or for personal injury or death of any member of the Charterers' Group or of anyone on board anything towed by the Vessel, arising out of or in any way connected with the performance of this Charter Party, even if such loss, damage, liability, injury or death is caused wholly or partially by the act, neglect or default of the Owners' Group, and even if such loss, damage, liability, injury or death is caused wholly or partially by the unseaworthiness of any vessel; and the Charterers shall indemnify, protect, defend and hold harmless the Owners from any and against all claims, costs, expenses, actions, proceedings, suits, demands, and liabilities whatsoever arising out of or in connection with such loss, damage, liability, personal injury or death.

(c)          Consequential Damages.-
Neither party shall be liable to the other for any consequential damages whatsoever arising out of or in connection with the performance or non-performance of this Charter Party, and each party shall protect, defend and indemnify the other from and against all such claims

PART II
 SUPPLYTIME 2005 Time Charter Party for Offshore Service Vessels
from any member of its Group as defined in Clause 14(a).
"Consequential damages" shall include, but not be limited to, loss of use, loss of profits, shut-in or loss of production and cost of insurance, whether or not foreseeable at the date of this Charter Party.
(d)          Limitations.-
Nothing contained in this Charter Party shall be construed or held to deprive the Owners or the Charterers, as against any person or party, including as against each other, of any right to claim limitation of liability provided by any applicable law, statute or convention, save that nothing in this Charter Party shall create any right to limit liability. Where the Owners or the Charterers may seek an indemnity under the provisions of this Charter Party or against each other in respect of a claim brought by a third party, the Owners or the Charterers shall seek to limit their liability against such third party.
(a)          Himalaya Clause.-
(i)
All exceptions, exemptions, defences, immunities, limitations of liability, indemnities, privileges and conditions granted or provided by this Charter Party or by any applicable statute, rule or regulation for the benefit of the Charterers shall also apply to and be for the benefit of the Charterers' parent, affiliated, related and subsidiary companies; the Charterers' contractors, sub-contractors, co-venturers and customers (having a contractual relationship with the Charterers, always with respect to the job or project on which the Vessel is employed); their respective Employees and their respective underwriters.

(ii)
All exceptions, exemptions, defences, immunities, limitations of liability, indemnities, privileges and conditions granted or provided by this Charter Party or by any applicable statute, rule or regulation for the benefit of the Owners shall also apply to and be for the benefit of the Owners' parent, affiliated, related and subsidiary companies, the Owners' contractors, sub-contractors, the Vessel, its Master, Officers and Crew, its registered owner, its operator, its demise charterer(s), their respective Employees and their respective underwriters.

(iii)
The Owners or the Charterers shall be deemed to be acting as agent or trustee of and for the benefit of all such persons and parties set forth above, but only for the limited purpose of contracting for the extension of such benefits to such persons and parties.

(f)          Hazardous or Noxious Substances. Notwithstanding any other provision of this Charter Party to the contrary, the Charterers shall always be responsible for any losses, damages or liabilities suffered by the Owners' Group, by the Charterers, or by third parties, with respect to the Vessel or other property, personal injury or death, pollution or otherwise, which losses, damages or liabilities are caused, directly or indirectly, as a result of the Vessel's carriage of any hazardous or noxious substances in whatever form as ordered by the Charterers, and the Charterers shall defend, indemnify the Owners and hold the Owners harmless for any expense, loss or liability whatsoever or howsoever arising with respect to the carriage of hazardous or noxious substances.
15.          Pollution
(a)          Except as otherwise provided for in Clause 18(c)(iii), the Owners shall be liable for, and agree to indemnify, defend and hold harmless the Charterers against all claims, costs, expenses, actions, proceedings, suits, demands and liabilities whatsoever arising out of actual or threatened pollution damage and the cost of cleanup or control thereof arising from acts or omissions of the Owners or their personnel which cause or allow discharge, spills or leaks from the Vessel, except as may emanate from cargo thereon or therein.
(b)          The Charterers shall be liable for and agree to indemnify, defend and hold harmless the Owners from all claims, costs, expenses, actions, proceedings, suits, demands, liabilities, loss or damage whatsoever arising out of or resulting from any other actual or threatened pollution damage, even where caused wholly or partially by the act, neglect or default of the Owners, their Employees, contractors or sub-contractors or by the unseaworthiness of the Vessel.
(c)          The Charterers shall, upon giving notice to the Owners or the Master, have the right (but shall not be obliged) to place on board the Vessel and/or have in attendance at the site of any pollution or threatened incident one or more Charterers' representative to observe the measures being taken by Owners and/or national or local authorities or their respective servants, agents or contractors to prevent or minimise pollution damage and to provide advice, equipment or manpower or undertake such other measures, at Charterers' risk and expense, as are permitted under applicable law and as Charterers believe are reasonably necessary to prevent or minimise such pollution damage or to remove the threat of pollution damage.
16.          Wreck Removal
If the Vessel becomes a wreck and is an obstruction to navigation and has to be removed by order of any lawful authority having jurisdiction over the area where the Vessel is placed or as a result of compulsory law, the Owners shall be liable for any and all expenses in connection with the raising, removal, destruction, lighting or marking of the Vessel.
17.          Insurance
(a)	(i) The Owners shall procure and maintain in effect for the duration of this Charter Party, with reputable insurers, the insurances set forth in "ANNEX "B".
Policy limits shall not be less than those indicated. Reasonable deductibles are acceptable and shall be for the account of the Owners.
(ii)
The Charterers shall upon request be named as co-insured. The Owners shall upon request cause insurers to waive subrogation rights against the Charterers (as encompassed in Clause 14(e)(i)). Co-insurance and/or waivers of subrogation shall be given only insofar as these relate to liabilities which are properly the responsibility of the Owners under the terms of this Charter Party.

(b)          The Owners shall upon request furnish the Charterers with copies of certificates of insurance which provide sufficient information to verify that the Owners have complied with the insurance requirements of this Charter Party.
(c)          If the Owners fail to comply with the aforesaid insurance requirements, the Charterers may, without prejudice to any other rights or remedies under this Charter Party, purchase similar coverage and deduct the cost thereof from any payment due to the Owners under this Charter Party.

PART II
 SUPPLYTIME 2005 Time Charter Party for Offshore Service Vessels
18.          Saving of Life and Salvage
(a)          The Vessel shall be permitted to deviate for the purpose of saving life at sea without prior approval of or notice to the Charterers and without loss of Hire provided however that notice of such deviation is given as soon as possible.
(b)          Subject to the Charterers' consent, which shall not be unreasonably withheld, the Vessel shall be at liberty to undertake attempts at salvage, it being understood that the Vessel shall be off-hire from the time she leaves port or commences to deviate and she shall remain off-hire until she is again in every way ready to resume the Charterers' service at a position which is not less favourable to the Charterers than the position at the time of leaving port or deviating for the salvage services. All salvage monies earned by the Vessel shall be divided equally between the Owners and the Charterers, after deducting the Master's, Officers' and Crew's share, legal expenses, value of fuel and lubricants consumed, Hire of the Vessel lost by the Owners during the salvage, repairs to damage sustained, if any, and any other extraordinary loss or expense sustained as a result of the salvage.
The Charterers shall be bound by all measures taken by the Owners in order to secure payment of salvage and to fix its amount.
(c)          The Owners shall waive their right to claim any award for salvage performed on property owned by or contracted to the Charterers, always provided such property was the object of the operation the Vessel was chartered for, and the Vessel shall remain on hire when rendering salvage services to such property. This waiver is without prejudice to any right the Vessel's Master, Officers and Crew may have under any title. If the Owners render assistance to such property in distress on the basis of "no claim for salvage", then, notwithstanding any other provisions contained in this Charter Party and even in the event of neglect or default of the Owners, Master, Officers or Crew:
(i)	The Charterers shall be responsible for and shall indemnify the Owners against payments made, under any legal rights, to the Master, Officers and Crew in relation to such assistance.
(ii)
The Charterers shall be responsible for and shall reimburse the Owners for any loss or damage sustained by the Vessel or her equipment by reason of giving such assistance and shall also pay the Owners' additional expenses thereby incurred.

(iii)
The Charterers shall be responsible for any actual or potential spill, seepage and/or emission of any pollutant howsoever caused occurring within the offshore site and any pollution resulting therefrom wheresoever it may occur and including but not limited to the cost of such measures as are reasonably necessary to prevent or mitigate pollution damage, and the Charterers shall indemnify the Owners against any liability, cost or expense arising by reason of such actual or potential spill, seepage and/or emission.

(iv)
The Vessel shall not be off-hire as a consequence of giving such assistance, or effecting repairs under Clause 18(c)(ii), and time taken for such repairs shall not count against time granted under Clause 13(c).

(v)
The Charterers shall indemnify the Owners against any liability, cost and/or expense whatsoever in respect of any loss of life, injury, damage or other loss to person or property howsoever arising from such assistance.

19.          Lien
The Owners shall have a lien upon all cargoes and equipment for all claims against the Charterers under this Charter Party and the Charterers shall have a lien on the Vessel for all monies paid in advance and not earned. The Charterers will not suffer, nor permit to be continued, any lien or encumbrance incurred by them or their agents, which might have priority over the title and interest of the Owners in the Vessel. Except as provided in Clause 14, the Charterers shall indemnify and hold the Owners harmless against any lien of whatsoever nature arising upon the Vessel during the Charter Period while she is under the control of the Charterers, and against any claims against the Owners arising out of the operation of the Vessel by the Charterers or out of any neglect of the Charterers in relation to the Vessel or the operation thereof. Should the Vessel be arrested by reason of claims or liens arising out of her operation hereunder, unless brought about by the act or neglect of the Owners, the Charterers shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released and at their own expense put up bail to secure release of the Vessel.
20.          Sublet and Assignment
(a)          Charterers. - The Charterers shall have the option of subletting, assigning or loaning the Vessel to any person or company not competing with the Owners, subject to the Owners' prior approval which shall not be unreasonably withheld, upon giving notice in writing to the Owners, but the original Charterers shall always remain responsible to the Owners for due performance of the Charter Party. The person or company taking such subletting, assigning or loan and their contractors and sub-contractors shall be deemed contractors of the Charterers for all the purposes of this Charter Party. The Owners make it a condition of such consent that additional Hire shall be paid as agreed between the Charterers and the Owners in Box 29, having regard to the nature and period of any intended service of the Vessel.
(b)          Owners. - The Owners may not assign or transfer any part of this Charter Party without the written approval of the Charterers, which approval shall not be unreasonably withheld. Approval by the Charterers of such subletting or assignment shall not relieve the Owners of their responsibility for due performance of the part of the services which is sublet or assigned.
21.          Substitute Vessel
The Owners shall be entitled at any time, whether before delivery or at any other time during the Charter Period, to provide a substitute vessel, subject to the Charterers' prior approval which shall not be unreasonably withheld.
22.          BIMCO War Risks Clause "CONWARTIME 2004"
(a)          For the purpose of this Clause, the words:
(i)	"Owners" shall include the shipowners, bareboat charterers, disponent owners, managers or other operators who are charged with the management of the Vessel, and the Master; and
(ii)
"War Risks" shall include any actual, threatened or reported: war; act of war; civil war; hostilities; revolution; rebellion; civil commotion; warlike operations; laying of mines; acts of piracy; acts of terrorists; acts of hostility or malicious damage;

PART II
 SUPPLYTIME 2005 Time Charter Party for Offshore Service Vessels
blockades (whether imposed against all vessels or imposed selectively against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever); by any person, body, terrorist or political group, or the Government of any state whatsoever, which, in the reasonable judgement of the Master and/or the Owners, may be dangerous or are likely to be or to become dangerous to the Vessel, her cargo, crew or other persons on board the Vessel.
(b)          The Vessel, unless the written consent of the Owners be first obtained, shall not be ordered to or required to continue to or through, any port, place, area or zone (whether of land or sea), or any waterway or canal, where it appears that the Vessel, her cargo, crew or other persons on board the Vessel, in the reasonable judgement of the Master and/or the Owners, may be, or are likely to be, exposed to War Risks. Should the Vessel be within any such place as aforesaid, which only becomes dangerous, or is likely to be or to become dangerous, after her entry into it, she shall be at liberty to leave it.
(c)          The Vessel shall not be required to load contraband cargo, or to pass through any blockade, whether such blockade be imposed on all vessels, or is imposed selectively in any way whatsoever against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever, or to proceed to an area where she shall be subject, or is likely to be subject to a belligerent's right of search and/or confiscation.
(d)
(i) The Owners may effect war risks insurance in respect of the Hull and Machinery of the Vessel and their other interests (including, but not limited to, loss of earnings and detention, the crew and their Protection and Indemnity Risks), and the premiums and/or calls therefor shall be for their account.

(ii)
If the Underwriters of such insurance should require payment of premiums and/or calls because, pursuant to the Charterers' orders, the Vessel is within, or is due to enter and remain within, or pass through any area or areas which are specified by such Underwriters as being subject to additional premiums because of War Risks, then the actual premiums and/or calls paid shall be reimbursed by the Charterers to the Owners at the same time as the next payment of hire is due, or upon redelivery, whichever occurs first.

(e)          If the Owners become liable under the terms of employment to pay to the crew any bonus or additional wages in respect of sailing into an area which is dangerous in the manner defined by the said terms, then the actual bonus or additional wages paid shall be reimbursed to the Owners by the Charterers at the same time as the next payment of hire is due, or upon redelivery, whichever occurs first.
(f)          The Vessel shall have liberty:-
(i)
to comply with all orders, directions, recommen-dations or advice as to departure, arrival, routes, sailing in convoy, ports of call, stoppages, desti-nations, discharge of cargo, delivery, or in any other way whatsoever, which are given by the Government of the Nation under whose flag the Vessel sails, or other Government to whose laws the Owners are subject, or any other Government, body or group whatsoever acting with the power to compel compliance with their orders or directions;

(ii)	to comply with the order, directions or recommendations of any war risks underwriters who have the authority to give the same under the terms of the war risks insurance;
(iii)
to comply with the terms of any resolution of the Security Council of the United Nations, the effective orders of any other Supranational body which has the right to issue and give the same, and with national laws aimed at enforcing the same to which the Owners are subject, and to obey the orders and directions of those who are charged with their enforcement;

(iv)	to discharge at any other port any cargo or part thereof which may render the Vessel liable to confiscation as a contraband carrier;
(v)
to call at any other port to change the crew or any part thereof or other persons on board the Vessel when there is reason to believe that they may be subject to internment, imprisonment or other sanctions.

(g)          If in accordance with their rights under the foregoing provisions of this Clause, the Owners shall refuse to proceed to the loading or discharging ports, or any one or more of them, they shall immediately inform the Charterers. No cargo shall be discharged at any alternative port without first giving the Charterers notice of the Owners' intention to do so and requesting them to nominate a safe port for such discharge. Failing such nomination by the Charterers within 48 hours of the receipt of such notice and request, the Owners may discharge the cargo at any safe port of their own choice.
(h)          If in compliance with any of the provisions of sub-clauses (b) to (g) of this Clause anything is done or not done, such shall not be deemed a deviation, but shall be considered as due fulfilment of this Charter Party.
23.          War Cancellation Clause 2004
Either party may cancel this Charter Party on the outbreak of war (whether there be a declaration of war or not)
(a)          between any two or more of the following countries: the United States of America; Russia; the United Kingdom; France; and the Peoples Republic of China, or,
(b)          between the countries stated in Box 30.
~~24.          BIMCO Ice Clause for Time Charter Parties~~
~~(a)          The Vessel shall not be obliged to force ice but, subject to the Owners' prior approval having due regard to its size, construction and class, may follow ice-breakers.~~
(b)          The Vessel shall not be required to enter or remain in any icebound port or area, nor any port or area where lights, lightships, markers or buoys have been or are about to be withdrawn by reason of ice, nor where on account of ice there is, in the Master's sole discretion, a risk that, in the ordinary course of events, the Vessel will not be able safely to enter and remain at the port or area or to depart after completion of loading or discharging. If, on account of ice, the Master in his sole discretion considers it unsafe to proceed to, enter or remain at the place of loading or discharging for fear of the Vessel being frozen in and/or damaged, he shall be at liberty to sail to the nearest ice-free and safe place and there await the Charterers' instructions.
(c)          Any delay or deviation caused by or resulting from ice shall be for the Charterers' account and the Vessel shall remain on-hire.
(d)          Any additional premiums and/or calls required by

PART II
 SUPPLYTIME 2005 Time Charter Party for Offshore Service Vessels
the Vessel's underwriters due to the Vessel entering or remaining in any icebound port or area, shall be for the Charterers' account,
25.          Epidemic/Fever
The Vessel shall not be ordered to nor bound to enter without the Owners' written permission any place where fever or epidemics are prevalent or to which the Master, Officers and Crew by law are not bound to follow the Vessel.
Notwithstanding the terms of Clause 13, Hire shall be paid for all time lost including any lost owing to loss of or sickness to the Master, Officers, Crew or passengers or to the action of the Crew in refusing to proceed to such place or to be exposed to such risks.
26.          General Average and New Jason Clause
General Average shall be adjusted and settled in London unless otherwise stated in Box 31, according to York-Antwerp Rules, 1994.
Hire shall not contribute to General Average. Should adjustment be made in accordance with the law and practice of the United States of America, the following provision shall apply:
"In the event of accident, danger, damage or disaster before or after the commencement of the voyage, resulting from any cause whatsoever, whether due to negligence or not, for which, or for the consequence of which, the Owners are not responsible, by statute, contract or otherwise, the cargo, shippers, consignees or owners of the cargo shall contribute with the Owners in General Average to the payment of any sacrifices, loss or expenses of a General Average nature that may be made or incurred and shall pay salvage and special charges incurred in respect of the cargo.
If a salving vessel is owned or operated by the Owners, salvage shall be paid for as fully as if the said salving vessel or vessels belonged to strangers. Such deposit as the Owners, or their agents, may deem sufficient to cover the estimated contribution of the cargo and any salvage and special charges thereon shall, if required, be made by the cargo, shippers, consignees or owners of the cargo to the Owners before delivery".
27.          Both-to-Blame Collision Clause
If the Vessel comes into collision with another ship as a result of the negligence of the other ship and any act, neglect or default of the Master, mariner, pilot or the servants of the Owners in the navigation or the management of the Vessel, the Charterers will indemnify the Owners against all loss or liability to the other or non-carrying ship or her owners insofar as such loss or liability represent loss of or damage to, or any claim whatsoever of the owners of any goods carried under this Charter Party paid or payable by the other or non-carrying ship or her owners to the owners of the said goods and set-off, recouped or recovered by the other or non-carrying ship or her owners as part of their claim against the Vessel or the Owners. The foregoing provisions shall also apply where the owners, operators or those in charge of any ship or ships or objects other than or in addition to the colliding ships or objects are at fault in respect of a collision or contact.
28.          Health and Safety
The Owners shall comply with and adhere to all applicable international, national and local regulations pertaining to health and safety, and such Charterers' instructions as may be appended hereto.
29.          Drugs and Alcohol Policy
The Owners undertake that they have, and shall maintain for the duration of this Charter Party, a policy on Drugs and Alcohol Abuse applicable to the Vessel (the "D & A Policy") that meets or exceeds the standards in the OCIMF Guidelines for the Control of Drugs and Alcohol Onboard Ship 1995 as amended from time to time. The Owners shall exercise due diligence to ensure that the D & A Policy is understood and complied with on and about the Vessel. An actual impairment, shall not in and itself mean that the Owners have failed to exercise due diligence.
30.          Taxes
Within the day rate the Owners shall be responsible for the taxes stated in Box 32 and the Charterers shall be responsible for all other taxes.
In the event of change in the Area of Operation or change in local regulation and/or interpretation thereof, resulting in an unavoidable and documented change of the Owners' tax liability after the date of entering into the Charter Party or the date of commencement of employment, whichever is the earlier, Hire shall be adjusted accordingly.
31.          Early Termination
(a)          At Charterers' Convenience. - The Charterers may terminate this Charter Party at any time by giving the Owners written notice of termination as stated in Box 14, upon expiry of which, this Charter Party will terminate. Upon such termination, Charterers shall pay the compensation for early termination stated in Box 13 and the demobilisation charge stated in Box 15, as well as Hire or other payments due under the Charter Party up to the time of termination. Should Box 13 be left blank, Clause 31(a) shall not apply.
(b)          For Cause. - If either party becomes informed of the occurrence of any event described in this Clause that party shall so notify the other party promptly in writing and in any case within 3 days after such information is received. If the occurrence has not ceased within 3 days after such notification has been given, this Charter Party may be terminated by either party, without prejudice to any other rights which either party may have, under any of the following circumstances:
(i)
Requisition. - If the government of the state of registry and/or the flag of the Vessel, or any agency thereof, requisitions for hire or title or otherwise takes possession of the Vessel during the Charter Period.

(ii)
Confiscation. - If any government, individual or group, whether or not purporting to act as a government or on behalf of any government, confiscates, requisitions, expropriates, seizes or otherwise takes possession of the Vessel during the Charter Period (other than by way of arrest for the purpose of obtaining security).

(iii)
Bankruptcy. - In the event of an order being made or resolution passed for the winding up, dissolu-tion, liquidation or bankruptcy of either party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed or if it suspends payment or ceases to carry on business.

(iv)
Loss of Vessel. - If the Vessel is lost or becomes a constructive total loss, or is missing unless the Owners promptly state their intention to provide, and do in fact provide, within 14 days of the Vessel being lost or missing, at the port or place from which the Vessel last sailed (or some other

PART II
 SUPPLYTIME 2005 Time Charter Party for Offshore Service Vessels
mutually acceptable port or place) a substitute vessel pursuant to Clause 21. In the case of termination, Hire shall cease from the date the Vessel was lost or, in the event of a constructive total loss, from the date of the event giving rise to such loss. If the date of loss cannot be ascertained or the Vessel is missing, payment of Hire shall cease from the date the Vessel was last reported.
(v)
Breakdown. - If, at any time during the term of this Charter Party a breakdown of the Owners' equipment or Vessel result in the Owners being unable to perform their obligations hereunder for a period exceeding that stated in Box 33 and have not initiated reasonable steps within 48 hours to remedy the non-performance or provided a substitute vessel pursuant to Clause 21.

(vi)
Force Majeure. - If a force majeure condition as defined in Clause 32 prevents or hinders the performance of the Charter Party for a period exceeding 15 consecutive days from the time at which the impediment causes the failure to perform if notice is given without delay or, if notice is not given without delay, from the time at which notice thereof reaches the other party.

(vii)	Default. - If either party is in repudiatory breach of its obligations hereunder.
Termination as a result of any of the above mentioned causes shall not relieve the Charterers of any obligation for Hire and any other payments.
32.          Force Majeure
Neither party shall be liable for any loss, damage or delay due to any of the following force majeure events and/or conditions to the extent the party invoking force majeure is prevented or hindered from performing any or all of their obligations under this Charter Party, provided they have made all reasonable efforts to avoid, minimize or prevent the effect of such events and/or conditions:
(a)          acts of God;
(b)          any Government requisition, control, intervention, requirement or interference;
(c)          any circumstances arising out of war, threatened act of war or warlike operations, acts of terrorism, sabotage or piracy, or the consequences thereof;
(d)          riots, civil commotion, blockades or embargoes;
(e)          epidemics;
(f)          earthquakes, landslides, floods or other extraordinary weather conditions;
(g)          strikes, lockouts or other industrial action, unless limited to the Employees of the party seeking to invoke force majeure;
(h)          fire, accident, explosion except where caused by negligence of the party seeking to invoke force majeure;
(i)          any other similar cause beyond the reasonable control of either party.
The party seeking to invoke force majeure shall notify the other party in writing within 2 working days of the occurrence of any such event/condition.
33. Confidentiality
All information or data provided or obtained in connection with the performance of this Charter Party is and shall remain confidential and not be disclosed without the prior written consent of the other party. The parties shall use their best efforts to ensure that such information shall not be disclosed to any third party by any of their sub-contractors, Employees and agents. This Clause shall not apply to any information or data that has already been published or is in the public domain.
All information and data provided by a party is and shall remain the property of that party.
34.          BIMCO Dispute Resolution Clause
*(a)          This Charter Party shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Charter Party shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.
The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.
Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.
In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.
~~*(b)          This Charter Party shall be governed by and construed in accordance with Title 9 of the United States Code, and the Maritime Law of the United States and any dispute arising out of or in connection with this Charter Party shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgement may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.~~
~~In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc. current at the time when the arbitration proceedings are commenced.~~
~~*(c)          This Charter Party shall be governed by and construed in accordance with the laws of the place mutually agreed by the parties and any dispute arising out of or in connection with this Charter Party shall be referred to arbitration at a mutually agreed place, subject to the procedures applicable there.~~

PART II
 SUPPLYTIME 2005 Time Charter Party for Offshore Service Vessels
(d)          Notwithstanding (a), (b) or (c) above, the parties may agree at any time to refer to mediation any difference and/or dispute arising out of or in connection with this Charter Party.
In the case of a dispute in respect of which arbitration has been commenced under (a), (b) or (c) above, the following shall apply:
(i)
Either party may at any time and from time to time elect to refer the dispute or part of the dispute to mediation by service on the other party of a written notice (the ''Mediation Notice") calling on the other party to agree to mediation.

(ii)
The other party shall thereupon within 14 calendar days of receipt of the Mediation Notice confirm that they agree to mediation, in which case the parties shall thereafter agree a mediator within a further 14 calendar days, failing which on the application of either party a mediator will be appointed promptly by the Arbitration Tribunal ("the Tribunal") or such person as the Tribunal may designate for that purpose. The mediation shall be conducted in such place and in accordance with such procedure and on such terms as the parties may agree or, in the event of disagreement, as may be set by the mediator.

(iii)
If the other party does not agree to mediate, that fact may be brought to the attention of the Tribunal and may be taken into account by the Tribunal when allocating the costs of the arbitration as between the parties.

(iv)	The mediation shall not affect the right of either party to seek such relief or take such steps as it considers necessary to protect its interest.
(v)
Either party may advise the Tribunal that they have agreed to mediation. The arbitration procedure shall continue during the conduct of the mediation but the Tribunal may take the mediation timetable into account when setting the timetable for steps in the arbitration.

(vi)	Unless otherwise agreed or specified in the mediation terms, each party shall bear its own costs incurred in the mediation and the parties shall share equally the mediator's costs and expenses.
(vii)
The mediation process shall be without prejudice and confidential and no information or documents disclosed during it shall be revealed to the Tribunal except to the extent that they are disclosable under the law and procedure governing the arbitration. (Note: The parties should be aware that the mediation process may not necessarily interrupt time limits.) If Box 34 in PART I is not appropriately filled in, sub-clause 34(a) of this Clause shall apply. Sub-clause (d) shall apply in all cases.

* Sub-clauses 34(a), 34(b) and 34(c) are alternatives; indicate alternative agreed in Box 34.
35.          Notices
(a)          All notices given by either party or their agents to the other party or their agents in accordance with the provisions of this Charter Party shall be in writing.
(b)          For the purposes of this Charter Party, 'in writing" shall mean any method of legible communication. A notice may be given by any effective means including, but not limited to, cable, telex, fax, e-mail, registered or recorded mail, or by personal service.
36.          Headings
The headings of this Charter Party are for identification only and shall not be deemed to be part hereof or be taken into consideration in the interpretation or construction of this Charter Party.
37.          Severance
If by reason of any enactment or judgement any provision of this Charter Party shall be deemed or held to be illegal, void or unenforceable in whole or in part, all other provisions of this Charter Party shall be unaffected thereby and shall remain in full force and effect.
38.          Entire Agreement
This Charter Party, including all Annexes referenced herein and attached hereto, is the entire agreement of the parties, which supersedes all previous written or oral understandings and which may not be modified except by a written amendment signed by both parties.
39.          BIMCO MLC 2006 Clause for SUPPLYTIME 2005
For the purposes of this Clause:
"MLC'' means the International Labour Organisation (ILO) Maritime Labour Convention (MLC 2006) and any amendment thereto or substitution thereof.
"Charterers' Personnel" shall mean any employees, directors, officers, servants, agents or invitees of each of the Charterers and their contractors, sub-contractors of any tier, co-venturers and customers (having a contractual relationship with the Charterers, always with respect to the job or project on which the Vessel is employed) and of each of their parent, affiliated, related and subsidiary companies, who are on board the Vessel;
(a)          The Owners shall provide the Charterers with a copy of Part I of the Declaration of Maritime Labour Compliance for the Vessel and the Charterers shall be responsible for ensuring compliance with the following requirements of MLC as applicable to the Vessel and as they may apply to the Charterers' Personnel:
(i)          Minimum age;
(ii)         Medical certificate;
(iii)        Training and qualifications;
(iv)        Recruitment and placement;
(v)         Employment agreements;
(vi)        Wages;
(vii)       Hours of work and rest;
(viii)      Entitlement to leave;
(ix)         Repatriation;
(x)          Compensation for the Vessel's loss or foundering;
(xi)         Liability for sickness, injury and death;
(xii)        Health and safety protection and accident prevention, to the extent that these are under the Charterers' control.

(b)          Prior to any Charterers' Personnel boarding the Vessel and upon Owners' request at any time thereafter, the Charterers shall provide written evidence, to the reasonable satisfaction of the Owners, of the Charterers' compliance with their obligations under this Clause.

(c)          Without prejudice to Clause 14© (Liabilities and Indemnities – Consequential Damages), the Charterers shall indemnify, protect, defend and hold harmless the Owners from any and all claims, costs, expenses, actions, proceedings, suits, demands, and liabilities whatsoever arising out of or in connection with the Charterers' failure to meet any of their obligations under this clause, and the Vessel shall remain on

PART II
SUPPLYTIME 2005 Time Charter Party for Offshore Service Vessels
hire in respect of any time lost as a result thereof.

ANNEX "A"
SPECIFICATION "VEGA CRUSADER" tbr "CRESCENDO"

PRINCIPAL PARTICULARS

LENGTH OA: LENGTH WATERLINE: BREADTH MOULDED: DEPTH MOULDED: DRAFE MAX.: DWT: LIGHTSHIP: NAME: EX-NAME: TYPE: HULL NO.: OWNERS: BUILT: GRT/NRT CLASS / CLASS No CLASS NOTATION: FLAG: CALL SIGN: IMO NO.
59.25 M
56.00 M
14.95 M
6.10 M
4.964 M
1456.912 MT (Summer)
1444.190 MT
VEGA CRUSADER
SK LINE 7J
PSV, OFFSHORE SUPPORT VESSEL, FIF1-1, DPS-1
SK71
VEOA CRUSADER AS.
2012, PUJIAN CHINA (24/08/20102)
1680/504
ABS / 237851
+AI, (E), OFFSHORE SUPPORT VESSEL, FIRE FIGHTING VESSEL CLASS 1, +AMS, DPS-1
NORWAY
LAQF7
9651345

PERFORMANCE
MAX. SPEED: ECO. SPEED: TYPE OF FUEL: FUEL CONSUMPTION: BOLLARD PULL:	13.0 KNOTS 10.0 KNOTS MGO APPROX. 12M3/24HR@MAX SPEED APPROX. 7M3/24HR@ECO SPEED 62 TONNES (100% MCR)

CARGO CAPACITIES
DECK CARGO: CLEAR DECK AREA: DECK STRENGTH: FUEL OIL: FRESH WATER: BALLAST/DRILL WATER: CEMENT TANK: FREEZER/CHILLER: FOAM DETERGENT:	500 MT 350 M2 7.50 MT/M2 585.93 M3 837.91 M3 205.82 M3 187 M3 (4 X 1650 FT3) 15 M3/15 M3 13 M3/13 M3

MACHINERY
MAIN ENGINES:
MAIN GENERATORS:
EMERGENCY GEN.:
BOW THRUSTERS:
AFT THRUSTERS:
STEERING GEAR:
RUDDERS:
PROPULSION:
ANCHOR WINCH:
BOW ANCHOR:
ANCHOR CHARTS:
CAPSTAN:
TUGGER:
DECK CRANE:
FUEL OIL PUMP:
FRESH WATER PUMP:
SWB/DRILL WATER PUMP:
LIQUID/MUD PUMP:
BILGE/BALLAST PUMP:
GS/FIRE PUMP:
EMERGENCY FIRE PUMP:
BA RECHARGING COMPRESSOR:
BULK CEMENT PUMP:

2 X CAT 351BB - 2 X 2575 DHP @ 1600RPM
2 * CAT C18 450 KW, 50 HZ, WATER COOLED
1 X PERKINS 65 KW
2 X 8 MT KAWASAKI CPP
1 X 6 MT BERG CPP
ELECTROHYDROLIC
DECKER HIGH LIFT FLAP TYPE
2 x BERG CPP IN KORT NOZZLES
ELLECTROHYDRAULIC 9 MT PULL
2 X HIGH HOLDING POWER 1305 KGR
440M 38MM GRADE-2
2 X 5MT & 15M/MIN
2 X 10MT & 15M/MIN
1 X 3MT & 9M
1*100M3/HR @ 75M HEAD
1* 100M3/HR @ 75M HEAD
1* 100M3/HR @ 75M HEAD
1* 75M5/HR @ 75M HEAD
1* 75M3/HR @ 75M HEAD
1* 75M3/HR @ 75M HEAD
1* 25M3/HR @ 45M HEAD
1* 75M3/MIN @ 200 BAR
1* 13M3/MINUTE @ 80 PSI AIR PRESSURE

RADIO / NAVIGATION EQUIPMENT
GMDSS: INM-C: INM-E: V-SAT: IRRIDIUM: NAVTEX RECEIVER: RADARS: VHF: NAVTEX RECEIVER: EPIRS:. OPS: GYRO: SART: AUTO PILOT: MAGNETIC COMPASS: WEATHER FAX: SPEED LOG: DPI: JOYSTICK: CYSCAN:
FURUNO
FURUNO
FORUNO
ORBIT / GLOBTECH
FURUNO
FURUNO
2 UNITS FURONO
3 UNITS
FURUNO/JRC
SAILOR
FURUNO/JRC
FURUNO/JRC
FURUNO/JRC
2 X ANSCHUETZ
1 X ANSCHUETZ
SAURA
JRC
1 X FURUNO DS-80
1 X KONGSBERG
1 X KONGSBERG

ANNEX "B" to Time Charter Party for Offshore Service Vessels Code Name: SUPPLYTIME 2005

INSURANCE
Insurance policies (as applicable) to be procured and
maintained by the Owners under Clause 17:

(1)	Marine Hull Insurance. – Hull and Machinery Insurance shall be provided with limits equal to those normally carried by the Owners for the Vessel.
(2)
Protection and Indemnity (Marine Liability Insurance. -
 Protection and Indemnity (P&I) or Marine Liability Insurance with coverage equivalent to the cover provided by members of the International Group Protection and Indemnity Associations with a limit of cover no less than USD for any one event. The cover shall include liability for collision and damage to fixed and floating objects to the extent not covered by the insurance in (1) above.

~~(3)~~	~~Body Injury~~	~~Property~~	~~General Third Party Liability Insurance. – To the extent not covered by the insurance in (2) ABOVE, Coverage shall be for: per person Damage per occurrence~~
~~(4)~~
~~Workmen's Compensation and Employees liability Insurance for Employees. –~~
~~To the extent not covered in the insurance in (2) above, covering Owners' employees and other persons for whom Owners are liable as employer pursuant to applicable law for statutory benefits as set out and required by local law in area of operation or area in which the Owners may become legally obliged to pay benefits.~~

~~(5)~~	~~Bodily injury~~	~~Property Damage~~	~~(Comprehensive General Automobile Liability Insurance. –~~
~~Covering all owned, hired and non-owned vehicles, coverage shall be for:~~
~~According to the local law.~~
~~In an amount equivalent to single limit per occurrence.~~
~~(6)~~	~~Such other insurances as may be agreed~~